Exhibit 99.1

Optinose Reports Second Quarter 2021 Financial Results
and Recent Operational Highlights

Second quarter 2021 XHANCE net revenue of $18.4 million increased 79% compared to second quarter 2020

Second quarter 2021 XHANCE prescriptions increased 33% from second quarter 2020

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., August 11, 2021 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter ended June 30, 2021, and provided operational updates.

“We are pleased with the progress we made in second quarter 2021 towards our objectives of growing XHANCE and successfully completing our chronic sinusitis program,” stated CEO Peter Miller. “XHANCE net revenue increased 79% compared to second quarter 2020 and we recently completed enrollment in the first of our two pivotal chronic sinusitis clinical trials. We are focused on execution in the second half of 2021 in order to deliver at least $80 million of XHANCE net revenue for the full year and to complete enrollment in the second chronic sinusitis pivotal clinical trial.”

Second Quarter 2021 and Recent Highlights

Total and New XHANCE Prescriptions
The number of total XHANCE® (fluticasone propionate) prescriptions increased by 33% from 62,500 in the second quarter 2020 to 82,900 in the second quarter 2021.

The number of new XHANCE prescriptions increased by 55% from 18,700 in the second quarter of 2020 to 29,000 in the second quarter of 2021.

Enrollment Complete in First Pivotal Chronic Sinusitis Trial
In July, the Company completed patient recruitment in the first of two pivotal clinical trials to evaluate the safety and efficacy of XHANCE as a treatment for patients with chronic sinusitis (CS).

Expert Treatment Algorithm Highlights Role of XHANCE
In June, a new stepped-care treatment algorithm was published in the International Forum of Allergy & Rhinology, "Multidisciplinary consensus on a stepwise treatment algorithm for management of chronic rhinosinusitis with nasal polyps." It recommends Exhalation Delivery System-fluticasone (EDS-FLU; XHANCE) for the treatment of patients with nasal polyps as a step in between initial care with standard intranasal steroids and before escalation of care to surgery or biologic medicines.

The independent algorithm was informed by evidence-based, peer-reviewed data supporting the use of therapeutic and interventional treatments to arrive at the recommended stepwise care paradigm. The publication discusses considerations in a pathway for care that incorporates several new treatments approved in recent years into a logical stepwise escalation of medical care, including but not limited to standard nasal steroid sprays, EDS-FLU (XHANCE), surgery, implants and biologics.

European Inventor Award 2021 for Industry
In June, Dr. Per Djupesland, co-founder and Chief Scientific Officer of Optinose AS, received the European Inventor Award 2021 in the Industry category from the European Patent Office (EPO) for his invention of the technology that serves as a basis for Optinose Exhalation Delivery System (EDS™) devices.

The European Inventor Award was launched by the EPO in 2006. The finalists and winners are selected by an independent body consisting of international authorities from the fields of business, politics, science, academia and research who examine the proposals for their contribution towards technical progress, social development, economic prosperity and job creation in Europe. The Award is conferred in five categories (Industry, Research, Small and Medium-sized Enterprises, Non-EPO countries and Lifetime achievement). In addition, the public selects the winner of the Popular Prize from among the 15 finalists through online voting.

OPN-019
In July 2021, the Company received approval from regulatory authorities in Mexico to conduct a randomized, proof-of-concept study in subjects who have tested positive for SARS-CoV-2 infection, are recently infected, and who have mild or no symptoms. The study is open for enrollment. This pilot study will evaluate both the magnitude and duration of viral load reduction after a single dose of OPN-019.

Proof-of-concept clinical data is expected to support the Company's pursuit of grants, partnerships, and/or other sources of capital that will be necessary to fund future development.

Corporate Guidance

XHANCE Net Revenue and Average Net Revenue per Prescription
The Company expects XHANCE net revenue for the full year of 2021 to be at least $80 million. In addition, the Company expects full year 2021 XHANCE net revenue per prescription to be greater than $200.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2021 to be in the range of $137 - $142 million, of which the Company expects stock-based compensation to be approximately $10 million.

Chronic Sinusitis Clinical Trials
The Company has completed enrollment in the first of its two clinical trials evaluating XHANCE as a potential treatment for chronic sinusitis and expects top-line results in the first quarter of 2022. The Company expects to complete patient enrollment in its second clinical trial in the fourth quarter of 2021 and to have top-line results in the second quarter of 2022.

Second Quarter 2021 Financial Results

XHANCE net revenue
The Company generated $18.4 million and $29.3 million in net revenue from sales of XHANCE during the three and six months ended June 30, 2021, respectively. Net revenue from sales of XHANCE increased 79% and 69% during the three and six months ended June 30, 2021 compared to the three and six months ended June 30, 2020, respectively.

Costs and expenses and net loss
For the three and six months ended June 30, 2021, research and development expenses were $8.2 million and $13.4 million, respectively and selling, general and administrative expenses were $27.3 million and $54.5 million, respectively. The net loss for the three and six months ended June 30, 2021 was $23.5 million, or $0.44 per share (basic and diluted) and $49.6 million, or $0.93 per share (basic and diluted), respectively.

Cash
The Company had cash and cash equivalents of $93.9 million as of June 30, 2021.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until Wednesday, August 18, 2021 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID # 2867629. A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Net product revenues	$18,357	$10,272	$29,317	$17,334
Licensing revenues	—	$—	$1,000	—
Total revenues	18,357	$10,272	30,317	17,334
Costs and expenses:
Cost of product sales	2,425	1,700	4,165	3,056
Research and development	8,179	5,474	13,404	10,406
Selling, general and administrative	27,308	25,697	54,493	52,757
Total costs and expenses	37,912	32,871	72,062	66,219
Loss from operations	(19,555)	(22,599)	(41,745)	(48,885)
Other expense	3,947	3,253	7,810	5,823
Net loss	$(23,502)	$(25,852)	$(49,555)	$(54,708)
Net loss per share of common stock, basic and diluted	$(0.44)	$(0.56)	$(0.93)	$(1.19)
Weighted average common shares outstanding, basic and diluted	53,120,574	45,908,104	53,059,492	45,907,133

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)
Cash and cash equivalents	$93,916	$144,156
Other assets	45,599	44,657
Total assets	$139,515	$188,813

Total current liabilities	$46,798	$52,172
Long-term debt, net	126,043	125,202
Other liabilities	3,747	4,651
Total stockholders' equity	(37,073)	6,788
Total liabilities and stockholders' equity	$139,515	$188,813

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit

www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses an Optinose Exhalation Delivery System (EDS™) device designed to deliver a topical anti-inflammatory corticosteroid to high and deep regions of the nasal cavity. XHANCE was approved for the treatment of nasal polyps in patients 18 years of age or older by the U.S. Food and Drug Administration in September 2017 and is currently being studied for treatment of chronic sinusitis. If successful, XHANCE may be the first FDA-approved drug product for chronic sinusitis.

Important Safety Information

CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.

WARNINGS AND PRECAUTIONS:

•Local Nasal Effects: epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma.
•Close monitoring for glaucoma and cataracts is warranted.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.
•Immunosuppression: potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Patients with major risk factors for decreased bone mineral content should be monitored and treated with established standards of care.

ADVERSE REACTIONS: The most common adverse reactions (incidence ≥ 3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.

Please see full Prescribing Information.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential for continued or increased XHANCE prescription and net revenue growth and potential growth drivers; the Company's plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the potential benefits of such indication; the expectation of top-line results from its first chronic sinusitis trial in the first quarter of 2022 and top line results from the second trial in the second quarter of 2022; projected average net revenue per prescription for full year 2021; projected XHANCE net revenue for full year 2021; projected Company GAAP operating expenses and stock-based compensation for 2021; development, funding plans for OPN-019 and the potential benefits of OPN-019; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: impact of, and uncertainties caused by the COVID-19 pandemic; physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; the Company’s ability to grow XHANCE prescriptions and net revenues; uncertainties and delays relating to the enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the Company's ability to comply with the covenants and other terms of the Pharmakon note purchase agreement; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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